U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Young                             Adam
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   (Last)                            (First)              (Middle)

   c/o Young Broadcasting Inc.
   599 Lexington Avenue
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                                    (Street)

   New York                          New York             10022
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Young Broadcasting Inc. (YBTVA)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     December 31, 2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Treasurer
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

                     ================================================================================
                                 Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                   or Beneficially Owned
                     ================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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

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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

                           ===============================================================================


                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Stock Option        $35.06  02/07/01   A       12,000         (1)     02/07/11  Class B   12,000           12,000    D
(right to buy)                                                                  Common
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Stock Option        $15.08  10/03/01   A       12,000         (2)     10/03/11  Class B   12,000           12,000    D
(right to buy)                                                                  Common
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Class B Common Stock,       12/05/01   G                 125                    Class B      125                     D
$.001 par value                                                                 Common
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Class B Common Stock,       12/05/01   G                 125                    Class B      125                     D
$.001 par value                                                                 Common
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Class B Common Stock,       12/05/01   G                 500                    Class B      500                     D
$.001 par value                                                                 Common
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Class B Common Stock,       12/05/01   G                 500                    Class B      500                     D
$.001 par value                                                                 Common
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Class B Common Stock,       12/05/01   G                 500                    Class B      500                     D
$.001 par value                                                                 Common
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Class B Common Stock,       12/05/01   G                 500                    Class B      500          669,449    D
$.001 par value                                                                 Common
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Class B Common Stock,       12/05/01   G                 500                    Class B      500                     D
$.001 par value                                                                 Common
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Class B Common Stock,       12/05/01   G(3)           49,500                    Class B   49,500          619,449    D
$.001 par value                                                                 Common
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Class B Common Stock,       12/05/01   G(3)    49,500                           Class B   49,500          430,000    I   Partnership
$.001 par value                                                                 Common
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====================================================================================================================================

Explanation of Responses:

(1) The option is exercisable as follows: option to purchase 4,000 shares is presently exercisable; option to purchase 2,400 shares becomes exercisable on February 7, 2003; option to purchase 3,000 shares becomes exercisable on February 7, 2004; and options to purchase 3,600 shares becomes exercisable on February 7, 2005.

(2) The option is exercisable as follows: option to purchase 1,200 shares is presently exercisable; option to purchase 1,800 shares becomes exercisable on October 3, 2002; option to purchase 2,400 shares becomes exercisable on October 3, 2003; option to purchase 3,000 shares becomes exercisable on October 3, 2004; and option to purchase 3,600 shares becomes exercisable on October 3, 2005.

(3) Gift transfer of 49,500 shares of Class B Common Stock to a Family Partnership.




   /s/ Adam Young                                               02/14/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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